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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.

                                    FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number 33_29985-NY

                         THE FREIGHT CONNECTION, INC.
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            (Exact name of registrant as specified in its charter)

        9870 Highway 92, Suite 110, Woodstock, GA 30188, (770) 517-7744
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices.)

                                 Common Stock
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           (Title of each class of securities covered by this Form)

                                     None
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  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

     Rule 12g_4(a)(1)(i)  []                      Rule 12h_3(b)(1)(i)  [x]
     Rule 12g_4(a)(1)(ii) []                      Rule 12h_3(b)(1)(ii) []
     Rule 12g_4(a)(2)(i)  []                      Rule 12h_3(b)(2)(i)  []
     Rule 12g_4(a)(2)(ii) []                      Rule 12h_3(b)(2)(ii) []
                                                  Rule 15d_6           []

     Approximate number of holders of record as of the certification or notice date: 29

     Pursuant to the requirements of the Securities Exchange Act of 1934 The Freight Connection, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.
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                                             THE FREIGHT CONNECTION, INC.

Date:  August 2, 2001                        By: /s/ Geoff Duncan
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                                             Geoff Duncan, President